Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Avadel Pharmaceuticals plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(7)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, nominal value $0.01 per share(2)	457(o)	—	—	—		—	—
Fees to Be Paid	Equity	Preferred Shares, nominal value $0.01 per share(3)	457(o)	—	—	—		—	—
Fees to Be Paid	Debt	Debt Securities(4)	457(o)	—	—	—		—	—
Fees to Be Paid	Other	Warrants(5)	457(o)	—	—	—		—	—
Fees to Be Paid	Other	Units(6)	457(o)	—	—	—		—	—
Fees to Be Paid	Unallocated (Universal) Shelf(1)	—	457(o)	$500,000,000	—	$500,000,000		0.0000927	$46,350
Fees to Be Paid	Total Registration Fee:								$46,350
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—	—
	Total Offering Amounts				—	$500,000,000	(8)	—	$46,350
	Total Fees Previously Paid				—
	Total Fee Offsets				—
	Net Fee Due				—				$46,350

(1)	The amount to be registered consists of up to $500,000,000 of an indeterminate amount of ordinary shares, preferred shares, debt securities, warrants and/or units that may be offered and sold from time to time in one or more offerings.
(2)	Including such indeterminate amount of ordinary shares as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred shares registered hereby, or upon exercise of warrants registered hereby, as the case may be. The ordinary shares registered hereby may be represented by American Depositary Shares, or ADSs, each of which represents a specified number of ordinary shares. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-215195).
(3)	Including such indeterminate amount of preferred shares as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred shares registered hereby, or upon exercise of warrants registered hereby, as the case may be.
(4)	Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.
(5)	Including such indeterminate number of warrants or other rights, including without limitation share purchase or subscription rights, as may be issued from time to time at indeterminate prices.
(6)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.
(7)	The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.
(8)	Estimated solely for purposes of computing the registration fee. No separate consideration will be received for (i) ordinary shares or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred shares registered hereby or (ii) preferred shares, ordinary shares, debt securities or units that may be issued upon exercise of warrants registered hereby, as the case may be.